Exhibit 99.1

Media contact:

Gina Penzig,

director, corporate

communications

Phone: 785.575.8089

gina.penzig@WestarEnergy.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce.burns@WestarEnergy.com

WESTAR ENERGY NAMES NEW MEMBER TO BOARD OF DIRECTORS

TOPEKA, Kan., Oct. 26, 2011 — Westar Energy, Inc. (NYSE:WR) today announced the appointment of Richard L. Hawley to its board of directors. As a member of the Westar Energy board, Hawley will serve on the audit and compensation committees.

Hawley is executive vice president and chief financial officer of Nicor Inc., one of the nation’s largest natural gas utilities headquartered in Naperville, Ill., a position he has held since 2003. Prior to joining Nicor, Hawley served as the chief financial officer of Puget Energy, Inc., the largest electric and natural gas utility in the state of Washington, from 1998 to 2002. From 1973 to 1998, Mr. Hawley had a career with Coopers & Lybrand (now PricewaterhouseCoopers), an international auditing firm, where he became partner in 1984 and his practice focused on the utility, insurance and forest products industries. Hawley also serves on the board of Fisher Communications, Inc.

“Mr. Hawley’s professional accomplishments are outstanding, and he brings to the Board the rare combination of substantial utility industry experience and knowledge, along with many years of practice in the auditing profession,” said Charles Q. Chandler IV, Westar Energy chairman of the board.

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Hawley, 62, earned his bachelor of business administration from the University of Washington, and he is a certified public accountant.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 687,000 customers in the state. Westar Energy has about 7,100 megawatts of electric generation capacity and operates and coordinates more than 34,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com. Westar Energy is on Facebook: www.Facebook.com/WestarEnergyInc and Twitter: www.Twitter.com/WestarEnergy.